Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Income Trust

We consent to the use of our reports dated September 16, 2011, with respect to Legg Mason Western Asset Core Plus Bond Fund, Legg Mason Western Asset Core Bond Fund, Legg Mason Western Asset Strategic Income Fund, Legg Mason Western Asset Municipal High Income Fund and Legg Mason Western Asset High Income Fund, each a series of Legg Mason Partners Income Trust, as of July 31, 2011, incorporated herein by reference, and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

November 21, 2011